Exhibit 5.1

August 9, 2024

Calumet, Inc.

2780 Waterfront Pkwy E. Drive, Suite 200

Indianapolis, Indiana 46214

Re:	Calumet, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Calumet, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed sale from time to time pursuant to Rule 415 under the Securities Act by the selling securityholders identified in the Registration Statement of:

(i)	up to 24,103,521 outstanding shares of Common Stock (the “Shares”);

(ii)	up to 2,000,000 outstanding warrants to purchase Common Stock at an exercise price of $20.00 per share (subject to adjustment) (the “Warrants”); and

(iii)	up to 2,000,000 shares of Common Stock underlying the Warrants (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Warrant Agreement, dated July 10, 2024 (the “Warrant Agreement”), by and among the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, the form of Warrant and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We have assumed without independent investigation that:

(i)

at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(ii)

if required, at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws;

(iii)	all Securities will be issued and sold in the manner stated in the Registration Statement and, if required, any applicable prospectus supplement;

(iv)

at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Warrant Shares and any related documentation (including the execution (in the case of certificated Warrant Shares), delivery and performance of the Warrant Shares and any related documentation referred to below) shall have been duly completed and shall remain in full force and effect; and

(v)

upon issuance of any Warrant Shares upon exercise of any Warrants, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and other relevant documents.

August 9, 2024

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares are validly issued, fully paid and non-assessable.

2. The Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. With respect to the Warrant Shares, when and if issued upon exercise of the Warrants and payment of the exercise price therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs 1 and 3 above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1 and 3 above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above with respect to the Warrants and the Warrant Agreement (collectively, the “Documents”) are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) any waiver (whether or not stated as such) under the Warrants or the Warrant Agreement of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Warrants or the Warrant Agreement of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any provision in any Document waiving the right to object to venue in any court; (vi) any agreement to submit to the jurisdiction of any Federal court; (vii) any waiver of the right to jury trial; or (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP